For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES NEW CEO

FOR IMMEDIATE RELEASE - JUNE 5, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced, effective today, the hiring of Mr. David B. Stewart as Chief Executive Officer. Mr. Stewart, 67, joins Bombay after having served as President of Blockbuster Video Canada Inc. from 2000 to April 2006, where he successfully led a turnaround followed by a strong growth of the company’s store network and profits during a very difficult period for the Canadian video rental industry. Mr. Stewart brings over 35 years of retailing experience having served in key management and merchandising positions at various specialty retailers and department stores in the US and Canada. He will also serve as a member of the Board of Directors.

Nigel Travis, Lead Director of the Board of Directors commented, “We are delighted to have Dave on board. He has great leadership skills and brings a wide range of successful experience in varied industries, including an understanding of the home space. He has strong merchandising and marketing background, but most of all, in our view, is a great leader of people. In his previous roles, Dave has demonstrated an ability to identify winning strategies and then to execute the plan, particularly at store level. His experience in the restructuring and stabilization of companies in a turnaround mode will be a great asset to the Company.”

“I am very energized about the opportunity here at Bombay,” stated Mr. Stewart. “The Company has a great brand and has established a unique niche in the specialty home furnishings arena. I recognize that there is much work to be done and I look forward to being able to provide the leadership that will be required to lead the Company to profitable growth through these difficult times. I will be very focused on the quality of our store execution and providing an exciting customer experience as we strive to quickly return Bombay to profitability“

From 2000 to 2006, Mr. Stewart was the President of Blockbuster Video Canada, Inc., a subsidiary of Blockbuster, Inc., which operates over 440 home entertainment specialty stores in Canada. From 1997 to 2000, he was President and CEO of Marks & Spencer (Canada), a subsidiary of Marks and Spencer Group plc, a retailer of mid-priced clothing, food and household items, where he led a strategic repositioning and profit turnaround and ultimately the wind down of the 50 store Canadian operations. From 1993 to 1997, he was the President and CEO of UCS Group, a multi-concept national specialty retail chain with over 500 stores in Canada, where he was credited with returning the company to profitability, developing a more streamlined organization and managing the company through a change of control to a European buyer. From 1991 to 1993, he served as President and CEO of Brettons, Inc., a chain of high-end men’s and women’s specialty fashions based in Toronto, where he implemented a turnaround strategy and successfully initiated the process that resulted in the sale of the chain.

From 1989 to 1991, Mr. Stewart was the Senior Vice President of Merchandising and Marketing of ChildWorld, Inc., of Avon, Massachusetts, then the second largest toy supermarket chain in the United States with sales of $1 billion. From 1970 to 1986, he held various management positions with Sear Canada, Inc. and Sears, Roebuck & Company including Vice President, Men’s and Children’s Apparel.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 479 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company's public announcements, reports to stockholders and SEC filings, including but not limited to Reports on Forms 10-K, 8-K and 10-Q, copies of which are available from the SEC or may be obtained upon request from the Company. The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
****